Exhibit 10.5

AMENDMENT NO. 8 TO SERVICE AGREEMENT

THIS AMENDMENT NO. 8 TO SERVICE AGREEMENT (“Amendment”) is made as of January 1, 2006 by and between THE HEARST CORPORATION, a Delaware corporation (“Hearst”), and HEARST-ARGYLE TELEVISION, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Hearst and the Company entered into a Service Agreement dated as of August 29, 1997 and amended by Amendments Nos.1 through 7 (the “Service Agreement”), pursuant to which Hearst provides certain services to the Company; and

WHEREAS, Hearst and the Company mutually desire to amend the Service Agreement as set forth hereinafter;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Service Agreement as follows:

1. Section 3.1 of the Service Agreement is hereby amended by substituting the date of December 31, 2006 in place and instead of the December 31, 2005 date.

2. Effective January 1, 2006, Schedule 2.1A attached hereto and made a part hereof shall be substituted in place and instead of Schedule 2.1 of the Service Agreement.

3. Effective January 1, 2006, the Service Level Agreement attached as Addendum 1 hereto hereto shall be made a part of the Service Agreement.

4. Hearst Service Center transaction charges for new acquisitions shall be priced using the current transaction rates and estimated volume.

5. Controller’s office, Treasurer’s office and Legal Department charges are annual estimates to service the entire group, these charges are allocations of specific departments’ current year budgets to support the entire company.

6. Except as expressly set forth herein, all terms and conditions of the Service Agreement shall continue in full force and effect.

7. At such time as Hearst no longer provides audit services to the Company, the annual audit assessment fee will be prorated to reduce the assessment to reflect the periods for which service will not be provided.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE HEARST CORPORATION		HEARST-ARGYLE TELEVISION, INC.

By:	/s/ Ronald Doerfler	By:	/s/ Jonathan C. Mintzer

Dated: February 24, 2006		Dated: February 24, 2006

ADDENDUM 1

SERVICE LEVEL AGREEMENT

The Company and Hearst agree that this Service Level Agreement specifies the standards applicable to the technical services Hearst is to provide to the Company pursuant to the Service Agreement (the “Standards”). These Standards are intended to: (i) enable the Company to understand clearly what level of service to expect from Hearst, (ii) enable Hearst to understand clearly what level of service to provide to the Company, and (iii) define what measures and actions should be taken if that level of service is not provided.

1.                                       Telephone/Help Desk Support. Hearst shall make available via telephone twenty-four (24) hours a day, seven (7) days a week, qualified personnel to advise the Company in connection with any unavailability, malfunction or defect in any of the technical services to be provided under the Service Agreement. Next day response is provided for Level 3 and Level 4 problems.

2.                                       Uptime. The technical services shall be available seven days a week, 365 days a year. The technical services will be accessible to the Company 99.5% of the time overall and at least 99.95% of the time during the normal business hours of between 8:00 a.m. and 5:00 p.m. Eastern Time during each month.

3.                                       Performance. Hearst will host, support, and maintain the technical services in a manner that provides response times consistent with industry standards. Hearst acknowledges that it is hosting mission-critical applications and that it will make provisions to provide adequate band width and highly available hardware width adequate capacity and performance to insure acceptable access and response time for end users. In the event that the delivery or availability of the technical services fail to provide such response times and/or the Company is not otherwise satisfied with the speed and/or the performance of any of the technical services, Hearst will cooperate with the Company to modify the speed and/or performance of the affected service(s) so that response times or functions are delivered to the Company’s reasonable satisfaction.

4.                                       Backup and Redundancy. Hearst shall use commercially reasonable efforts to maintain adequate back-up and restore procedures (e.g., warm and hot back-ups of mission critical hardware, software and application systems) such that corruption or failure of key systems can be restored within a commercially reasonable timeframe. Additionally, Hearst will ensure that a co-location hosting facility is available and that the redundant systems and bandwidth are adequate to ensure continued operation of the technical services in the event of failure.

5.                                       Physical and Data Security. Hearst software and hardware will be located in secured facilities. Hearst shall use commercially reasonable efforts to prevent unauthorized physical or electronic access to the Hearst software and hardware. Hearst shall maintain security controls and access limitations to all network attached devices at all Hearst maintained facilities that are consistent with commercially reasonable best practices within the industry.

6.                                       Monitoring. Hearst shall monitor the performance of the technical services twenty-four hours a day, seven days a week. Hearst shall promptly notify the Company of any bug, outage or other problem it learns of with respect to any of the technical services. Hearst shall make technical personnel available to the Company twenty-four hours per day, seven days per week. Upon learning of or receiving notice of a problem with any service, qualified personnel shall promptly consult with the Company to assign a severity level to the problem as follows:

Severity 1:  A situation in which a service is completely unavailable, and Hearst is unable to resolve or offer an alternative solution to resolve such problems (a “Work Around”) within the Initial Update Period as defined in the chart below.

Severity 2:  A situation in which major functionality of a service is unusable, the loss of functionality materially impacts the operation of the service, and no Work Around is available.

Severity 3:  A situation in which there is a loss of a functionality that does not materially impact the operations or use of the service. Any problem that was originally reported as Severity 1 or Severity 2, but has been temporarily solved with a Work Around, shall be reduced in severity to Severity 3.

Severity 4:  A Severity 4 situation means all other problems, issues and questions regarding a technical service other than those falling within the categories above.

7.                                       Remedying Problems. After classifying the severity of a problem as set forth in Section 6 above, Hearst shall provide the following resources to remedy such problem:

Problem Classification	Telephone Response	“Initial Update Period” to Communicate Action Plan	Action	Time to identify problem and begin working towards resolution
Severity 1	30 minutes	90 minutes	Work continuously until resolved	Immediately
Severity 2	1 Hour	4 Business Hours	Resolve completely as soon as possible	One Business Day
Severity 3	5 Business Hours	2 Business Days	Reasonable action as needed	Within five Business Days
Severity 4	8 Business Hours	5 Business Days	Reasonable action as needed	Within ten Business Days

Business hours are 8:00am until 5:00pm Eastern Time on Monday through Friday.

Unresolved Critical or High Problem Procedures:

Should a Severity 1 or Severity 2 problem not be fixed within the Initial Update Period, Hearst shall dedicate a full-time resource (in-house or third party) qualified to address the situation until resolved. This resource shall provide the Company, at a minimum, with detailed fix plans and twice-daily updates.

If a permanent repair cannot be made, a temporary resolution (bypass and recovery) will be implemented and a permanent repair implemented thereafter as soon as practicable.

8.                                       Factors Beyond Control. Hearst shall not be deemed to have failed to meet a Standard or otherwise be in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, vendor shortages or delays, Internet outages or any other cause beyond the reasonable control of Hearst, provided that Hearst gives the Company written notice thereof promptly and uses reasonable commercial efforts to cure the delay.